EXHIBIT 21.1

LINCARE HOLDINGS INC. ACTIVE SUBSIDIARIES AND PARTNERSHIPS

DELAWARE CORPORATIONS:
    1)  Gamma Acquisition Inc.
    2)  Health Care Solutions at Home, Inc.
    3)  Lincare Holdings Inc.
    4)  Lincare Inc.
    5)  Lincare Procurement Inc.
    6)  Lincare Licensing Inc.
    7)  Lincare Pharmacy Services Inc.
    8)  Med 4 Home Inc.
    9)  Alpha Respiratory Inc.

DELAWARE LIMITED LIABILITY CORPORATION:
1)	HCS Lancaster

INDIANA CORPORATION:
1)	ConvaCare Services Inc.

MICHIGAN LIMITED LIABILITY CORPORATION:
1)	Healthlink Medical Equipment

NEW YORK CORPORATION:
1)	Lincare of New York Inc.

OHIO LIMITED LIABILITY CORPORATION:
1)	Parma Hospital Home Medical

SOUTH CAROLINA LIMITED PARTNERSHIP:

1)	Lincare of Columbia